UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2008

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2008, Schawk, Inc. (the “Company”) entered into Amendment No. 1 to Credit Agreement (the “Amendment”) among the Company, the lenders listed on the signature pages thereto and JPMorgan Chase Bank, N.A., as agent (the “Agent”).  The Amendment amends the Credit Agreement, dated as of January 28, 2005 (the “Credit Agreement”), among the Company, certain borrower subsidiaries of the Company, the lenders from time-to-time party thereto, and the Agent.

The Amendment amended certain covenants in the Credit Agreement to allow the Company to increase its restricted payment and maximum acquisition amounts (as each such term is defined in the Credit Agreement).  Specifically, the Amendment (i) increased the aggregate dollar amount of restricted payments that the Company may make from $15 million to $45 million, and (ii) increased the Company’s allowable maximum acquisition amount from $50 million to $75 million, in each case during any 12-month period.  Additionally, the Amendment increased the Company’s permitted foreign subsidiary investment amount (as such term is defined in the Credit Agreement) from $60 million to $120 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is being filed as Exhibit 10.1 to this report and is incorporated herein.  The Credit Agreement referred to herein is attached as Exhibit 10.5 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

Item 9.01(d).  Exhibits.

Exhibit 10.1	Amendment No. 1 to Credit Agreement, dated as of February 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2008	SCHAWK, INC. By: /s/James J. Patterson James J. Patterson Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
10.1	Amendment No. 1 to Credit Agreement, dated as of February 28, 2008